                                                                      EXHIBIT 11

                            The Centris Group, Inc.

                       Computation of Earnings Per Share

     The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each of the quarters and six-month periods ended June 30 as follows:

                             (Dollars in Thousands)


                                                     Quarter Ended             Six Months Ended
                                                        June 30                    June 30
                                                ------------------------   ------------------------
                                                   1998         1997          1998         1997
                                                ----------   -----------   ----------   -----------
Net Income                                       $ 4,501       $ 3,748      $ 8,735       $ 7,408
                                                 =======       =======      =======       =======

Weighted average shares outstanding during
 the period (Basic Shares)                        12,180        11,920       12,174        11,922


Common stock equivalent shares                       377           240          318           244
                                                 -------       -------      -------       -------

Common and common stock equivalent shares
 outstanding for purposes of calculating
 diluted income per share                         12,557        12,160       12,492        12,166



Basic income per share                           $  0.37       $  0.32      $  0.72       $  0.62
                                                 -------       -------      -------       -------

Diluted income per share                         $  0.36       $  0.31      $  0.70       $  0.61
                                                 =======       =======      =======       =======
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